As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Analog Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	04-2348234 (I.R.S. Employer Identification No.)

One Technology Way, Norwood, MA (Address of Principal Executive Offices)	02062-9106 (Zip Code)

Analog Devices, Inc. Deferred Compensation Plan, as amended
(Full Title of the Plan)

Mark G. Borden, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(Name and Address of Agent For Service)
(617) 526-6000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Amount of
to be Registered (1)	Registered (1)	Aggregate Offering Price (2)	Registration Fee

Deferred Compensation Obligations	$100,000,000	$100,000,000	$12,670

(1)	The Deferred Compensation Obligations are unsecured obligations of Analog Devices, Inc. to pay deferred compensation in the future in accordance with the terms of the Analog Devices, Inc. Deferred Compensation Plan, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1. Plan Information.

     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

     Item 2. Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a)  The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

     Under the Analog Devices, Inc. Deferred Compensation Plan, as amended, or the Deferral Plan, the Registrant provides non-employee directors and a select group of highly compensated or management employees the opportunity to enter into agreements for the deferral of (i) a specified percentage of their cash compensation (including, in the case of non-employee directors, director fees and meeting fees) or (ii) income recognized upon exercise of stock options and income recognized upon vesting of restricted stock, with respect to stock options and restricted stock granted before July 23, 1997. The obligations of the Registrant under such agreements (the “Obligations”) will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation and Registrant contributions adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Deferral Plan. As of February 29, 2004, Obligations in the aggregate amount of $321,525,416 were outstanding.

     An administrative committee (the “Administrative Committee”), consisting of those members of the Compensation Committee of the Board of Directors who are not participants in the Deferral Plan, has the authority to administer the Deferral Plan. However, in the event that there are not three members of the Compensation Committee who are not participants in the Deferral Plan (as is the case as of the date of the filing of this registration statement), the Registrant’s Chief Executive Officer has the authority to appoint other directors or officers of the Registrant who are not participants in the Deferral Plan to the Administrative Committee. References to the “Committee” in this registration statement are intended to refer to the Administrative Committee. The Committee may from time to time adopt rules and procedures governing the Deferral Plan and shall have the authority to give interpretive rulings with respect to the Deferral Plan. The Committee has delegated its administrative functions which do not affect corporate officers to a management committee of three officers.

     A participant may elect to defer all or a portion of his or her cash compensation and gains on stock options or restricted stock granted before July 23, 1997. The amount of compensation to be deferred by each participant will be determined in accordance with the Deferral Plan based on elections by the participant. Participants may elect to defer any percentage of salary and any percentage of bonus up to 100%, or in the case of non-employee directors, any portion of director fees and meeting fees.

     The Obligations for each participant are equal in value to the balance of a bookkeeping reserve account established for such participant. The investment earnings credited to such account will be indexed to one or more mutual funds or indices, the type of which will be individually chosen by each participant from a list of types of investment media. Each participant’s deferred compensation account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected mutual funds or indices, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of funds specified by participants. However, the Registrant may establish a trust, which may be a grantor trust for federal income tax purposes, to make such investments to assist the Registrant in meeting the Obligations. As of the date of the filing of this registration statement, the Registrant has established a trust in connection with the Deferral Plan.

     The Obligations are distributed by the Registrant in accordance with the terms of the Deferral Plan and upon a payment plan selected by each participant. Upon a determination by the Committee that a participant has suffered an unforeseeable financial emergency, the Committee may direct the Registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant’s deferral account.

     A participant shall have no right under the Obligations against the Registrant that is greater than the rights of any unsecured general creditor of the Registrant. As of February 29, 2004, the Registrant had no outstanding indebtedness that by its terms would be senior to the Obligations.

     A participant’s right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. If any participant attempts to transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefit under the Deferral Plan, the Committee may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effect of such occurrence. The Obligations are not convertible into another security of the Registrant. The Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant, including with respect to the Registrant’s ability to issue debt senior to the Obligations.

     The Registrant may at any time amend, suspend or reinstate any or all of the provisions of the Deferral Plan, except that no amendment, suspension or reinstatement may adversely affect any participant’s deferral account as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such participant’s prior written consent. The Registrant may terminate the Deferral Plan at any time and for any reason whatsoever; provided, however, that termination of the Deferral Plan may not adversely affect the value of a participant’s deferral account as it existed as of the effective date of such termination without the participant’s prior written consent.

     Item 5. Interests of Named Experts and Counsel.

     Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement. Mark G. Borden, a partner of Hale and Dorr LLP, serves as Clerk to the Registrant. Attorneys at Hale and Dorr LLP own, in the aggregate, 60,941 shares of the Registrant’s common stock.

     Item 6. Indemnification of Directors and Officers.

     Article 6A of the Registrant’s Restated Articles of Organization (the “Articles of Organization”) provides for indemnification of directors and officers to the full extent permitted under Massachusetts law. Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, provided that, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged not to be entitled to indemnification under Section 67.

     Article 6A of the Articles of Organization also provides for indemnification of directors and officers of the Registrant against liabilities and expenses in connection with any legal proceedings to which they may be made a party or with which they may become involved or threatened by reason of having been an officer or director of the Registrant or of any other organization at the request of the Registrant. Article 6A generally provides that a director or officer of the Registrant (i) shall be indemnified by the Registrant for all expenses of such legal proceedings unless he has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, and (ii) shall be indemnified by the Registrant for the expenses, judgments, fines and amounts paid in settlement and compromise of such proceedings. No indemnification will be made to cover costs of settlements and compromises if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant), that such settlement or compromise is not in the best interests of the Registrant.

     Article 6A of the Articles of Organization permits the payment by the Registrant of expenses incurred in defending a civil or criminal action in advance of its final disposition, subject to receipt of an undertaking by the indemnified person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Articles of Organization. No advance may be made if the Board of Directors determines, by a majority vote of a quorum consisting of disinterested directors

(or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant), that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant.

     Article 6D of the Articles of Organization provides that to the full extent permitted under Massachusetts law no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 13 of Chapter 156B of the Massachusetts General Laws provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 8.4 of the Deferral Plan provides that the Registrant shall indemnify and hold harmless the members of the Committee as well as any officers to whom administrative functions under the Deferral Plan have been delegated against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Deferral Plan, except in the case of gross negligence or willful misconduct by any such member or agent.

     The Registrant has directors and officers liability insurance for the benefit of its directors and officers.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9. Undertakings.

     1.     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.     Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwood, Massachusetts, on this 11th day of March, 2004.

ANALOG DEVICES, INC.

By:	/s/ Jerald G. Fishman

Jerald G. Fishman
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Analog Devices, Inc. hereby severally constitute and appoint Ray Stata, Jerald G. Fishman, Joseph E. McDonough and Mark G. Borden and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analog Devices, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray Stata
	Chairman of the Board	March 11, 2004
Ray Stata
President, Chief Executive
/s/ Jerald G. Fishman	Officer and Director
	(Principal Executive Officer)	March 11, 2004
Jerald G. Fishman

Vice President – Finance and
Chief Financial Officer
/s/ Joseph E. McDonough	(Principal Financial and
	Accounting Officer)	March 11, 2004
Joseph E. McDonough

/s/ James A. Champy
	Director	March 11, 2004
James A. Champy

Signature	Title	Date

/s/ Christine King
	Director	March 11, 2004
Christine King

/s/ F. Grant Saviers
	Director	March 11, 2004
F. Grant Saviers

/s/ Kenton J. Sicchitano
	Director	March 11, 2004
Kenton J. Sicchitano

/s/ Lester C. Thurow
	Director	March 11, 2004
Lester C. Thurow

INDEX TO EXHIBITS

Number	Description

4.1	Restated Articles of Organization of Analog Devices, Inc., as amended, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 30, 1999 (File No. 1-7819) as filed with the Commission on March 15, 1999 and incorporated herein by reference.

4.2	By-Laws of Analog Devices, Inc., as amended, filed as an exhibit to the Company’s Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference.

4.3	Rights Agreement, dated as of March 18, 1998 between Analog Devices Inc. and BankBoston, N.A., as Rights Agent, filed as an exhibit to Analog Devices Inc.’s Current Report on Form 8-K (File No. 1-07819) as filed with the Commission on March 19, 1998, as amended by Amendment No. 1 filed as an exhibit to the Company’s Form 8-K/A (File No. 1-07819) as filed with the Commission on November 11, 1999 and incorporated herein by reference.

5.1	Opinion of Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)